Exhibit 99.1

FOR IMMEDIATE RELEASE

GEORGIA GULF CORPORATION ADOPTS STOCKHOLDER RIGHTS PLAN

ATLANTA, GA — January 16, 2012 — Georgia Gulf Corporation (NYSE: GGC) today announced that the Company has adopted a stockholder rights plan.  The plan was adopted following Georgia Gulf’s rejection of Westlake Chemical Corporation’s $30.00 per share acquisition proposal as financially inadequate and not in the best interest of Georgia Gulf stockholders.

Rights issued under the rights plan will initially trade together with the Company’s common stock and will not be exercisable.  In the absence of further action by the Board of Directors and subject to certain exceptions, the rights will become exercisable and allow holders to acquire the Company’s common stock at a discounted price if a person or group acquires beneficial ownership of over 10% of the Company’s outstanding common stock (or, in the case of a person or group that currently beneficially owns over 10% of the outstanding stock, additional common stock representing 1% or more of the Company’s outstanding stock).  Rights held by persons or groups that exceed the applicable threshold will be void.

The Board may, at its option, redeem all rights for $0.001 per right at any time before the rights become exercisable.  The rights will expire on December 31, 2012, unless redeemed or the rights plan is amended.

Details about the rights plan will be contained in filings that Georgia Gulf will make with the SEC on January 17, 2012.

About Georgia Gulf

Georgia Gulf Corporation is a leading, integrated North American manufacturer of two chemical lines, chlorovinyls and aromatics, and manufactures vinyl-based building and home improvement products. The company’s vinyl-based building and home improvement products, marketed under the Royal Building Products and Exterior Portfolio brands, include window and door profiles, mouldings, siding, pipe and pipe fittings, and deck, fence and rail products. Georgia Gulf, headquartered in Atlanta, Georgia, has manufacturing facilities located throughout North America to provide industry-leading service to customers. For more information, visit www.ggc.com.

Contacts:

Investor Relations

Martin Jarosick, 770-395-4524

or

Arthur Crozier, Jennifer Shotwell or Scott Winter

Innisfree M&A Incorporated

212-750-5833

Media

Alan Chapple, 770-395-4538

chapplea@ggc.com

or

Matthew Sherman, Michael Freitag or Eric Bonach

Joele Frank, Wilkinson Brimmer Katcher

(212) 355-4449